Exhibit 99.1

XPERI CORPORATION raises Fourth Quarter and full year 2018 outlook

San Jose, Calif. (December 10, 2018) – Xperi Corporation (Nasdaq: XPER) (the “Company”) announced today it is raising its fourth quarter and full year 2018 outlook as follows:

Q4 2018	GAAP Outlook	Prior GAAP Outlook	Non-GAAP Outlook	Prior Non-GAAP Outlook
Billings[1]	$140M to 145M	$109M to 124M	$140M to 145M	$109M to 124M
Operating Expense	$100M to 102M	$95M to 99M	$63M to 65M	$59M to 63M

1 Measures are the same for both GAAP and Non-GAAP presentation.

FY 2018	GAAP Outlook	Prior GAAP Outlook	Non-GAAP Outlook	Prior Non-GAAP Outlook
Billings[1]	$446M to 451M	$415M to 430M	$446M to 451M	$415M to 430M
Operating Expense	$382M to 384M	$377M to 381M	$239M to 241M	$235M to 239M
Cash Tax Payments[1]	$21M to 25M	$16M to 20M	$21M to 25M	$16M to 20M
Fully Diluted Shares	49.0M	49.0M	52.0M	52.0M
Operating Cash Flow[1]	$140M to 150M	$120M to 130M	$140M to 150M	$120M to 130M

1 Measures are the same for both GAAP and Non-GAAP presentation.

About Xperi Corporation

Xperi Corporation (Nasdaq: XPER) and its brands, DTS, FotoNation, HD Radio, Invensas and Tessera, are dedicated to creating innovative technology solutions that enable extraordinary experiences for people around the world. Xperi’s solutions are licensed by hundreds of leading global partners and have shipped in billions of products in areas including premium audio, broadcast, automotive, computational imaging, computer vision, mobile computing and communications, memory, data storage, and 3D semiconductor interconnect and packaging. For more information, please call +1 408-321-6000 or visit www.xperi.com.

Xperi, DTS, Invensas, FotoNation, HD Radio, Tessera and their respective logos are trademarks or registered trademarks of affiliated companies of Xperi Corporation in the United States and other countries. All other company, brand and product names may be trademarks or registered trademarks of their respective companies.

Safe Harbor Statement

This press release contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could cause actual results to differ significantly from those projected, particularly with respect to the Company’s financial guidance. Material factors that may cause results to differ from the statements made include the plans or operations relating to the businesses of the Company; market or industry conditions; changes in patent laws, regulation or enforcement, or other factors that might affect the Company's ability to protect or realize the value of its intellectual property; the expiration of license agreements and the cessation of related royalty income; the failure, inability or refusal of licensees to pay royalties; initiation, delays, setbacks or losses relating to the Company's intellectual property or intellectual property litigations, or invalidation or limitation of key patents; fluctuations in operating results due to the timing of new license agreements and royalties, or due to legal costs; the risk of a decline in demand for semiconductors and products utilizing our audio and imaging technologies; failure by the industry to use technologies covered by the Company's patents; the expiration of the Company's patents; the Company's ability to successfully complete and integrate acquisitions of businesses; the risk of loss of, or decreases in production orders from, customers of acquired businesses; financial and regulatory risks associated with the international nature of the Company's businesses; failure of the Company's products to achieve technological feasibility or profitability; failure to successfully commercialize the Company's products; changes in demand for the products of the Company's customers; limited opportunities to license technologies due to high concentration in applicable markets for such technologies; the impact of competing technologies on the demand for the Company's technologies; pricing trends, including the Company's ability to achieve economies of scale; and other developments in the markets in which the Company operates, as well as management's response to any of the aforementioned factors. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this release.

The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included herein and elsewhere, including the Risk Factors included in the Company's recent reports on Form 10-K and Form 10-Q and other documents of the Company on file with the Securities and Exchange Commission (the "SEC"). The Company's SEC filings are available publicly on the SEC's website at www.sec.gov. Any forward-looking statements made or incorporated by reference herein are qualified in their entirety by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by the Company will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, the Company or its business or operations. Except to the extent required by applicable law, the Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

Billings

Billings reflect amounts in an accounting period invoiced to customers, less any credits issued to or paid to customers, plus amounts due under certain licensing-related contractual arrangements that may not be subject to an invoice. Management evaluates the Company’s financial performance in part based on billings due to the close alignment between billings and cash receipts from licensing activity, and believes billings is an important metric to provide to readers of our financial results. Billings may vary materially from revenue recorded under U.S. GAAP.

Non-GAAP Financial Measures

In addition to disclosing financial results calculated in accordance with U.S. Generally Accepted Accounting Principles (GAAP), the Company’s earnings release contains non-GAAP financial measures adjusted for either one-time or ongoing non-cash acquired intangibles amortization charges, acquired in-process research and development, all forms of stock-based compensation, restructuring and other related exit costs. Management believes that the non-GAAP measures used in this release provide investors with important perspectives into the Company’s ongoing business performance. The non-GAAP financial measures disclosed by the Company should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations to those financial statements should be carefully evaluated. The non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. All financial data is presented on a GAAP basis except where the Company indicates its presentation is on a non-GAAP basis.

Set forth below are reconciliations of the Company’s reported GAAP to non-GAAP financial metrics.

Xperi PR Contact:

Jordan Miller, +1 818-436-1082

jordan.miller@xperi.com

Xperi Investor Relations Contact:

Geri Weinfeld, +1 818-436-1231

geri.weinfeld@xperi.com

– Tables Follow –

SOURCE: XPERI CORP

XPER-E

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XPERI CORPORATION

RECONCILIATION FOR GUIDANCE ON

GAAP TO NON-GAAP OPERATING EXPENSE

(in millions)

(unaudited)

	Three months ended		Twelve months ended
	December 31, 2018		December 31, 2018
	Low	High	Low	High
GAAP expense	$100	$102	$382	$384

Stock-based compensation--R&D	(4)	(4)	(14)	(14)
Stock-based compensation--SG&A	(6)	(6)	(18)	(18)
Acquisition & related expense	-	-	(3)	(3)
Amortization	(27)	(27)	(108)	(108)
Total of non-GAAP adjustments	(37)	(37)	(143)	(143)
Non-GAAP expense	$63	$65	$239	$241

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